EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AEHR TEST SYSTEMS

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	1,500,000	(2)	$32.31	(3)	$48,465,000.00	0.00014760	$7,153.43
							Total Offering Amount:		$48,675,000.00
							Total Fee Offsets:		--
							Net Fee Due(4):		$7,153.43

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”)  by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	The 1,500,000 shares reflect the number of shares available for issuance under the 2023 Plan.
(3)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on October 24, 2023.

(4)	The Registrant does not have any fee offsets.